Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ONEOK, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-41263) on Form S-8 of ONEOK, Inc. of our report dated June 14, 2005 relating to the statement of net assets available for benefits of the Thrift Plan for Employees of ONEOK, Inc. and Subsidiaries as of December 31, 2004, which report appears in the December 31, 2005 annual report on Form 11-K of the Thrift Plan for Employees of ONEOK, Inc. and Subsidiaries.

/s/ KPMG LLP

Tulsa, Oklahoma

June 12, 2006